Exhibit 99.1

Popular Announces Capital Actions

SAN JUAN, Puerto Rico – (BUSINESS WIRE) – July 16, 2025 – Popular, Inc. (the “Corporation”) (NASDAQ: BPOP) announced today the following capital actions:

•

an increase in the Corporation’s quarterly common stock dividend from $0.70 to $0.75 per share, commencing with the dividend payable in the fourth quarter of 2025, subject to the approval of the Corporation’s Board of Directors; and

•	a new common stock repurchase program of up to $500 million.

This new common stock repurchase program is in addition to the $500 million common stock repurchase program announced by the Corporation on July 24, 2024 (the “2024 Repurchase Program”). As of July 15, 2025, approximately $32.8 million remained available for common stock repurchases under the 2024 Repurchase Program.

The Corporation’s planned common stock repurchases may be executed in open market transactions, privately negotiated transactions, block trades or any other manner determined by the Corporation. The timing, quantity and price of such repurchases will be subject to various factors, including market conditions, the Corporation’s capital position and financial performance, the capital impact of strategic initiatives and regulatory and tax considerations. The common stock repurchase program does not require the Corporation to acquire a specific dollar amount or number of shares and may be modified, suspended or terminated at any time without prior notice.

“Our capital actions, which include both an increased dividend and a new share repurchase program, reflect the strength of our capital position,” said Javier D. Ferrer, President and Chief Executive Officer of the Corporation. “We are confident in our capacity to deliver sustainable returns to shareholders while continuing to invest in our franchise and support our clients and communities.”

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. and British Virgin Islands, as well as auto and equipment leasing and financing in Puerto Rico. Popular also offers broker-dealer and insurance services in Puerto Rico through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those regarding Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include, without limitation, the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes (including on our cost of deposits), our ability to attract deposits and grow our loan portfolio, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings, new regulatory requirements or accounting standards on the Corporation’s financial condition and results of operations, the occurrence of unforeseen or catastrophic events, such as extreme weather events, pandemics, man-made disasters or acts of violence or war, as well as actions taken by governmental authorities in response thereto, and the direct and indirect impact of such events on Popular, our customers, service providers and third parties. Other potential factors include Popular’s ability to successfully execute its transformation initiative, including, but not limited to, achieving projected earnings, efficiencies and return on tangible common equity and accurately anticipating costs and expenses associated therewith, imposition of additional or special FDIC assessments, or increases thereto, changes to regulatory capital, liquidity and resolution-related requirements applicable to financial institutions in response to recent developments affecting the banking sector, the impact of bank failures or adverse developments at other banks and related negative media coverage of the banking industry in general on investor and depositor sentiment regarding the stability and liquidity of banks, and changes in and uncertainty regarding federal funding, tax and trade policies, and rulemaking, supervision, examination and enforcement priorities of the federal administration. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect the Corporation’s future results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2024 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. Our filings are available on the Corporation’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). The Corporation assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

Contacts

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Senior Vice President and Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

María Cristina González Noguera, 917-804-5253

Executive Vice President and Chief Communications & Public Affairs Officer

mc.gonzalez@popular.com

Financial (English): P-EN-FIN